PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated March 12, 2002)                 REGISTRATION NO. 333-96061










                        1,000,000,000 Depositary Receipts
                     Internet Architecture HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated March 12, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Architecture HOLDRS (SM) Trust.

         The share amounts specified in the table on page 13 of the base prospectus shall be replaced with the following:


                                                                                  Primary
                                                                       Share      Trading
                   Name of Company(1)                        Ticker   Amounts      Market
           -------------------------------------------------------------------------------
           3Com Corporation                                  COMS         3       Nasdaq NMS
           Adaptec, Inc.                                     ADPT         1       Nasdaq NMS
           Apple Computer, Inc.                              AAPL         2       Nasdaq NMS
           Ciena Corporation                                 CIEN         2       Nasdaq NMS
           Cisco Systems, Inc.                               CSCO        26       Nasdaq NMS
           Dell Computer Corporation                         DELL        19       Nasdaq NMS
           EMC Corporation                                   EMC         16       NYSE
           Extreme Networks, Inc.                            EXTR         2       Nasdaq NMS
           Foundry Networks, Inc.                            FDRY         1       Nasdaq NMS
           Gateway, Inc.                                     GTW          2       NYSE
           Hewlett-Packard Company(1)                        HPQ       22.2225    NYSE
           International Business Machines Corporation       IBM         13       NYSE
           Juniper Networks, Inc.                            JNPR         2       Nasdaq NMS
           McDATA Corporation                                MCDTA    0.588910    Nasdaq NMS
           Network Appliance, Inc.                           NTAP         2       Nasdaq NMS
           Roxio Inc.                                        ROXI       0.1646    Nasdaq NMS
           Sun Microsystems, Inc.                            SUNW        25       Nasdaq NMS
           Sycamore Networks, Inc.                           SCMR         2       Nasdaq NMS
           Unisys Corporation                                UIS          2       NYSE
           Veritas Software Corporation                      VRTS        0.893    Nasdaq NMS

           --------------------
           (1) On May 6, 2002, Hewlett Packard Co. and Compaq Computer Corp. completed their merger. As a result of the merger, Compaq Computer Corp. will no longer be included in Internet Architecture HOLDRS. Each share of Compaq Computer Corp. received 0.6325 shares of Hewlett Packard Co. Effective May 6, 2002, the share amount of Hewlett Packard Co. represented by a round-lot of 100 Internet Architecture HOLDRS is 22.2225.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

Recent Developments

         As of January 2, 2002, Standard & Poor's Corporation sector classifications are based upon the new Standard & Poor's Global Industry Classification Standard ("GICS") sectors. Standard & Poor's Corporation is an independent source of market information that, among other things, maintains the Global Industry Classification Standard, which classifies the securities of public companies into various sector classifications based upon GICS sectors, which are derived from its own criteria. The GICS classification standards were exclusively effective on January 2, 2002. There are 10 Standard & Poor's GICS sectors and each class of publicly traded securities of a company are given only one GICS sector.

         The securities included in the Internet Architecture HOLDRS are currently represented in the Information Technology GICS sector. The Standard & Poor's GICS sector classifications of the securities included in the Internet Architecture HOLDRS may change over time if the companies that issued these securities change their focus of operations or if Standard & Poor's alters the criteria it uses to determine GICS sectors, or both.

         As provided in the depositary trust agreement, in addition to the other reconstitution events described therein, if the underlying securities of an issuer cease to be outstanding as a result of a merger, consolidation, corporate combination or other event, the trustee will distribute the consideration paid by and received from the acquiring company to the beneficial owners of Internet Architecture HOLDRS only if the distributed securities have a different Standard & Poor's GICS sector classification than any of the underlying securities represented in the Internet Architecture HOLDRS at the time of the distribution or exchange or if the securities received are not listed for trading on a U.S. national securities exchange or through the Nasdaq National Market System. In any other case, the additional securities received as consideration will be deposited into the Internet Architecture HOLDRS trust.

         In addition, securities of a new company will be added to the Internet Architecture HOLDRS, as a result of a distribution of securities by an underlying issuer, where a corporate event occurs, or where the securities of an underlying issuer are exchanged for the securities of another company, unless the securities received have a Standard & Poor's GICS sector classification that is different from the GICS sector classification of any other security then included in the Internet Architecture HOLDRS or are not listed for trading on a U.S. national securities exchange or through the Nasdaq National Market System.


            The date of this prospectus supplement is June 30, 2002.